COMPAQ                     TANDEM
                Logo                       Logo


FOR IMMEDIATE RELEASE


             POSITIVE INDUSTRY RESPONSE TO COMPAQ AND TANDEM MERGER
    Industry influentials applaud combined strength which offers the broadest range of reliable, scalable solutions for
                     business-critical enterprise computing


NEW YORK, June 23, 1997 - In response to today's announcement of a proposed merger between Compaq Computer Corporation (NYSE) and Tandem Computer Incorporated (NYSE), customers, partners and industry influencers have voiced unanimous support for the merger.

               "This merger combines the top producer of PC hardware and Intel-based servers with the arguable leader in both NT clustering technologies and high-availability computing in general," said Evan Bauer, Vice President of Research, Giga Information Group.

               Following completion of the merger, Tandem will become a wholly owned subsidiary of Compaq Computer Corporation. The combined company will number 27,000 employees worldwide and will represent combined FY96 revenues over US$20 billion. The combined operation will offer the broadest range of products and solutions, broader than IBM, Hewlett-Packard, Digital and Sun Microsystems.

               "We congratulate our partners on taking this step," said Andrew
S. Grove, Chairman and CEO of Intel Corporation. "We look forward to working with them to bring the Intel architecture to all strata of enterprise computing."

               The basic concept behind this merger is a commitment on the part of both organizations to drive towards open standards by accelerating the adoption of Windows NT in the enterprise.

               "We're pleased to see this merger between two of our strongest partners," said Bill Gates, chairman, Microsoft Corp. "This is one technology merger that makes sense and further strengthens our Windows NT positions in the enterprise."

               The merged solutions offering represents the broadest range of reliable, scalable solutions for business-critical computing needs from handheld communications devices to the NonStop[Registered] Himalaya[Registered] range of massively paralleled commercial systems, all backed with world class service and support.

               Following the completion of the merger, Compaq's field resources will more than double in size from 4,000 to approximately 8,000 employees, including more than 1,600 professional service and staff. It also will offer the largest worldwide reseller channel, numbering 30,000 outlets to serve Compaq customers.

               "We congratulate Compaq on this proposed merger," said David R. Dukes, Co-Chairman of Ingram Micro, a Compaq global channel partner. "We have no doubt that this will reinforce Compaq's strengths in the corporate market and will provide significant new opportunities in the enterprise computing market for Compaq channel partners."

               The operational model is designed to fully leverage the solutions, business partners, employees and customers of each company.

Company Backgrounds

               Compaq Computer Corporation, a Fortune 100 company, is the fifth largest computer company in the world and the largest global supplier of personal computers, delivering useful innovation through products that connect people with people and people with information. The company is an industry leader in environmentally friendly programs and business practices. Compaq is strategically organized to meet the current and future needs of its customers, offering Internet and enterprise computing solutions, networking products, commercial PC products and consumer PCS. As the leader in distributed enterprise solutions, Compaq has shipped over a million servers. In 1996, the company reported worldwide sales of $18.1 billion. Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products can be found at http:\\www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations can be obtained by calling 1-800-345-1518.

               Founded in 1974, Tandem Computers Incorporated designs and delivers technology solutions that companies rely on to compete in a business world that runs 24 hours a day. A $1.9 billion company headquartered in Cupertino, California, tandem employs nearly 7,000 people worldwide, has more than 180 offices and supports customers in more than 50 countries.

               This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially included the operational integration associated with mergers and acquisitions; market responses to pricing actions and promotional programs; the implementation of operations and systems improvements; timely development, production, and acceptance of the products; continued competitive factors and pricing pressures; changes in product mix; and inventory risks due to shifts in market demand. Further information on the factors that could affect the company's financial results are included in the company's SEC filings, including the Form 10-K for the year ended December 31, 1996 and the Form 10-Q for the quarter ended March 31, 1997.

                                   # # #

Compaq, Tandem, Himalaya, NonStop, ServerNet are either registered trademarks or trademarks. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further editorial information, contact:

Compaq       John Sweney      281-514-1564      john.sweney@compaq.com
Tandem       Deb Cromer       408-285-6990      cromer_deb@tandem.com


For further investor information, contact:

Compaq      Alice McGuire       281-514-9549
Tandem      Roberta DeTata      408-285-9549      detata_roberta@tandem.com